Exhibit 99.1

W&T Offshore Announces Second Quarter 2019 Results

July 31, 2019

HOUSTON, July 31, 2019 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the second quarter of 2019.

Key highlights included:

●

Announced on June 27, 2019 that the Company entered into a purchase and sale agreement with ExxonMobil Corporation to acquire their interests in and operatorship of oil and gas producing properties in the eastern region of the Gulf of Mexico (“GOM”), including 74 million Boe (“MMBoe”) of net proved reserves, which will nearly double W&T’s proved reserves, and related equipment and facilities for $200 million as of the effective date;

●

Disclosed mid-year 2019 SEC proved reserves were 84 MMBoe and the present value of those mid-year proved reserves, discounted at 10% ("PV-10"), was $1.4 billion, based on a  reserve report prepared by Netherland, Sewell and Associates, Inc. (“NSAI”);

●	Produced 35,045 net barrels of oil equivalent per day (“Boe/d”), or 3.2 MMBoe (61% liquids), in the second quarter of 2019, within the Company’s guidance range;

●	Increased second quarter 2019 revenues by 16% to $134.7 million from $116.1 million in the first quarter of 2019;

●	Reported net income of $36.4 million or $0.25 per share in the second quarter of 2019; Adjusted Net Income was $36.5 million or $0.25 per share;

●

Grew Adjusted EBITDA to $75.0 million for the second quarter of 2019 compared to $56.9 million in the first quarter of 2019 and invested $31.6 million in capital expenditures (excluding acquisitions), while maintaining an active drilling program in the GOM with four rigs running;

●

Announced an oil discovery at its first exploration well in 2019 at Gladden Deep in the deepwater GOM in Mississippi Canyon block 800 on June 5, 2019; 100% of wells drilled by W&T during the first half of 2019 have been successful; and

●	Awarded all 15 of the blocks on which W&T was high bidder in the GOM Federal Lease Sale 252 held on March 20, 2019, adding approximately 73,500 gross and net acres.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “We performed well in the second quarter by increasing production and Adjusted EBITDA compared to the first quarter of 2019 while executing on our strategy.  We were particularly pleased to recently announce the pending purchase of high quality, long-life reserves in the eastern region of the GOM through a highly-accretive acquisition that meets all of our criteria to drive shareholder value.  These low-decline assets are free cash flow positive and adjacent to our current operations thereby providing us the opportunity to recognize increased scale, rationalize operations and capture cost efficiencies to further improve our cash flow.  In addition, we also have the opportunity to increase reserves from potential field-life extensions as well as through drilling and facility upgrade opportunities.  The transaction continues to move forward as planned and we expect to close at the end of August.  Production from these newly acquired properties should be included in our reported volumes beginning in September.”

“We are very optimistic about the future of W&T. We have a premier portfolio of both shallow water and deepwater properties that generate a solid and consistent source of cash flow with significant upside that will be further enhanced by the pending acquisition and recent GOM lease sale.  We remain focused on executing our long-term strategy while continuing to deliver near-term results by operating efficiently and mitigating risk to maximize shareholder value,” concluded Mr. Krohn.

For the second quarter of 2019, W&T reported net income of $36.4 million, or $0.25 per share.  The Company’s Adjusted Net Income was $36.5 million, or $0.25 per share.  In the second quarter of 2018, net income was $36.1 million, or $0.25 per share, and Adjusted Net Income was $41.9 million, or $0.29 per share. In the first quarter of 2019, net loss was $47.8 million, or $0.34 loss per share, and Adjusted Net Income was $6.7 million, or $0.05 per share.

The Company generated $75.0 million of Adjusted EBITDA for the second quarter 2019, compared to $93.3 million in the second quarter of 2018, and $56.9 million in the first quarter of 2019. Adjusted EBITDA Margin in the second quarter of 2019 was 56%, compared to 62% in the second quarter of 2018 and 49% in the first quarter of 2019.  Net cash provided by operating activities for the three months ended June 30, 2019 was $21.5 million, compared with $40.2 million in the second quarter of 2018 and $84.8 million in the first quarter of 2019.

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to net income, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the second quarter of 2019 was 35,045 Boe/d or 3.2 MMBoe, down 7% compared to 37,571 Boe/d in the second quarter of 2018, but up 5% compared to 33,350 Boe/d in the first quarter of 2019.  Second quarter 2019 production was comprised of 1.7 million barrels (“MMBbls”) of oil, 0.3 MMBbls of natural gas liquids (“NGLs”) and 7.5 billion cubic feet (“Bcf”) of natural gas.  Total liquids production comprised 61% of production in the second quarter of 2019.  Production for the first and second quarters of 2019 were within production guidance despite non-operated and third party downtime issues as well as facility downtime.

The Company has included in its revised 2019 production guidance estimates for its GOM Mobile Bay acquisition properties beginning in September.  W&T’s third quarter 2019 production guidance is expected to be between 38,600 and 42,500 Boe/d.   For the full year 2019, the updated production guidance range has increased to 38,900 to 42,200 Boe/d from 35,400 to 39,100 Boe/d.  This new range accounts for possible unplanned downtime related to the transition time associated with the acquisition, as well as the impact of potential downtime across all of the Company’s properties in the second half of 2019.  The production deferrals created by year-to-date downtime, including several large, non-recurring operational events at major fields including Mahogany, Big Bend and Dantzler during the first half of 2019, along with the recent hurricane downtime in July were all factored in the revised production guidance for the year.

For the second quarter of 2019, W&T’s realized crude oil sales price was $64.86 per barrel. The Company’s realized NGLs sales price was $17.59 per barrel, and its realized natural gas sales price was $2.63 per Mcf.  The Company’s combined average realized sales price for the quarter was $41.83 per Boe, compared with $43.38 per Boe in the second quarter of 2018, and $38.31 per Boe in the first quarter of 2019.

Revenues of $134.7 million in the second quarter of 2019 were down 10% compared to $149.6 million in the second quarter of 2018, but increased 16% compared to $116.1 million in the first quarter of 2019. The sequential quarter revenue growth was driven by an increase in realized commodity sales price per Boe and higher sales volumes.

Lease Operating Expenses (“LOE”): LOE, which include base lease operating expenses, insurance premiums, workovers and facilities maintenance expense, was $40.3 million in the second quarter of 2019.  On a component basis, base lease operating expenses and insurance premiums were $34.7 million, workovers were $0.9 million and facilities maintenance expense was $4.7 million. The increase in LOE in the second quarter of 2019 compared with $35.6 million in the second quarter of 2018 was due primarily to higher facility costs as well as the increase in base LOE related to the acquisition of Heidelberg in April 2018. Second quarter 2019 LOE declined from $43.5 million in the first quarter of 2019 and was below the Company’s guidance primarily due to lower workover costs resulting from delays in the timing of planned projects. The Company adjusted its third quarter and full year guidance on LOE, as shown in the table below, to account for the additional costs associated with the GOM Mobile Bay acquisition in the second half of 2019, as well as additional workover and facility projects.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $7.4 million, or $2.32 per Boe in the second quarter of 2019, compared to $5.4 million, or $1.57 per Boe in the second quarter of 2018, and $6.8 million, or $2.28 per Boe in the first quarter of 2019. Costs increased in the second quarter of 2019 from prior periods due to rate changes from third-party pipelines.  W&T adjusted its third quarter and full year guidance range, as shown in the table below, to account for the additional costs associated with the GOM Mobile Bay acquisition, as well as the impact of rate changes from third party pipelines.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $11.94 per Boe of production in the second quarter of 2019 compared to $11.63 per Boe in the second quarter of 2018 and $11.25 per Boe in the first quarter of 2019.

General and Administrative Expenses (“G&A”):  G&A was $13.3 million for the second quarter of 2019, down about 6% compared with $14.2 million in the second quarter of 2018 and $14.1 million in the first quarter of 2019.  The decline was due in part to lower surety costs and lower incentive compensation.

Derivative (Gain) Loss: In the second quarter of 2019, W&T recorded a net gain of $1.8 million on its outstanding commodity derivative contracts, of which $3.8 million was unrealized commodity derivative gain. In the second quarter of 2018 W&T recorded a net loss of $6.2 million on its outstanding crude oil commodity derivative contracts, of which $5.1 million was unrealized, while in the first quarter of 2019 the net loss was $48.9 million, of which $50.5 million was unrealized commodity derivative loss.   In the first six months of 2019, W&T has not entered into additional derivative contracts for crude oil and natural gas. A summary of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Other Reports” tab.

Interest Expense: Net interest expense in the second quarter of 2019 was $12.2 million compared with $11.8 million in the second quarter of 2018 and $16.3 million in the first quarter of 2019. Second quarter 2019 net interest expense includes the benefit of $4 million of interest income recorded during the quarter related to the pending tax refund. Prior to the refinancing transaction in October 2018, a portion of interest expense was capitalized which lowered interest expense in the income statement from January 1 through October 18, 2018 as a result of accounting requirements related to the Company’s prior debt structure. After the refinancing transaction, all interest expense incurred has been reported as expense in the income statement.

Income Tax: The Company recorded a tax benefit of $11.7 million in the second quarter of 2019 primarily due to the reversal of a liability related to an uncertain tax position. W&T is not currently forecasting any cash income tax expense for the near term, and its net deferred tax assets are fully offset by a valuation allowance. Consequently, the effective tax rate for W&T is not meaningful.

At June 30, 2019, W&T had a current income tax receivable of $54.1 million, which primarily relates to net operating loss carryback claims for the years 2012, 2013 and 2014 that were carried back to prior years. The refund claims required a review by the Congressional Joint Committee on Taxation which was completed during the second quarter of 2019.  During the three months ended June 30, 2019, W&T recorded interest income of approximately $4.0 million related to the receivable upon confirmation from the Internal Revenue Service that the refund filings have been approved for payment.  The Company expects to receive the income tax refunds during the third quarter of 2019.

Balance Sheet, Cash Flow and Liquidity: Total liquidity on June 30, 2019 was $287.5 million, consisting of cash and cash equivalents of $65.7 million and $221.8 million of availability under W&T’s revolving bank credit facility. At June 30, 2019, the Company had $21.0 million borrowings on the revolving credit facility and $7.2 million of letters of credit outstanding. Total long-term debt was $634.4 million, net of unamortized debt issuance costs.

Capital Expenditures: Total capital expenditures for oil and gas properties were $41.6 million for the second quarter of 2019 which included a deposit of $10.0 million associated with the pending acquisition of properties in Mobile Bay.

Mid-Year 2019 Proved Reserves:  As calculated by NSAI, W&T’s independent reserve engineering consultants, SEC proved reserves as of June 30, 2019 totaled 84 MMBoe compared with 84 MMBoe at year-end 2018.   The combination of positive revisions of previous estimates and new reserves in the first six months of 2019 replaced year-to-date production. These mid-year reserves do not include any reserves related to the pending Mobile Bay acquisition. The mid-year 2019 reserves, which were 72% proved developed and proved developed non-producing, were 58% liquids.  The PV-10 of those proved reserves was $1.4 billion, the same as at year-end 2018. The mid-year SEC PV-10 was based on an average crude oil price of $61.45 per barrel (compared with $65.56 at year-end 2018) and an average natural gas price of $3.02 per Mcf (compared with $3.10 at year-end 2018), before adjustments for quality, transportation fees, energy content, and regional price differentials and excludes provision for asset retirement obligations or income taxes.

GOM Producing Properties Acquisition: W&T announced the acquisition of working interests in nine shallow water producing fields and related operatorship in the Mobile Bay area from ExxonMobil on June 27, 2019 that will expand W&T’s presence to become the largest operator in the area. The purchase also includes ExxonMobil’s onshore treating facility which, along with the Company’s existing treating facility, will allow for flexibility in processing the produced gas and allow for future consolidation of operations. The total purchase price is $200 million subject to customary post-effective date adjustments. The effective date is January 1, 2019, and the transaction is expected to close on or about August 30, 2019. The transaction will be funded at closing from W&T's available cash on hand and revolving credit facility.

Total net proved reserves to be acquired are 74 MMBoe, of which 22% are liquids. The vast majority of the reserves are classified as proved developed producing. These reserves were determined by the third-party independent reserve engineering firm, Netherland, Sewell and Associates, Inc., as of the effective date of the acquisition, based on the October 15, 2018 NYMEX Henry Hub gas and NYMEX WTI oil prices. For the first quarter of 2019, the average production from the offshore properties being acquired in the Mobile Bay area was approximately 19,800 Boe/d, of which 25% was liquids.

OPERATIONS UPDATE

W&T is currently operating or participating in several active drilling programs in the GOM, as described below.

Ship Shoal 349 “Mahogany” (operated, shelf, 100% working interest): The SS 359 A-19 well was completed in the T-Sand and brought online in late November. In February, the well reached a rate of over 5,000 Boe per day of production and in April produced at a rate of over 6,000 Boe per day. The Company continues to perform a staged ramp-up of production on the well and in early July, the well was producing at a rate of over 7,000 Boe per day. Following the recent successful workover on A-8 well to restore safety valve functionality and enhance productivity of this P-sand producer, the rig will skid over to the A-6 well to conduct a sidetrack in order to accelerate production from N-sand pay zone logged in the A-19 T-sand producing well noted above. Following sidetrack and completion of the A-6ST, the rig will then move to the A-12ST well targeting further development of the T-sand.

Ewing Bank 910 Field Area (non-operated, deepwater, in JV Drilling Program): The ST 320 A-2 well was completed and brought online in December 2018 and in late June was producing at a rate of approximately 7,100 Boe per day. The ST 320 A-3 well was successfully drilled in the first quarter of 2019 and discovered two high quality Pliocene sand zones. The operator completed the well in the second quarter of 2019. The well is currently on flowback. The Company has a 10.8% interest in the ST 320 A-3 well until certain performance thresholds are met.

Viosca Knoll 823 “Virgo” (operated, deepwater, in JV Drilling Program): The Virgo field platform rig drilled the A-13 well to target depth and encountered 77 feet of net vertical pay in the 2.4 Sec and 3.4 Sec sand intervals. The well was brought online in the first quarter of 2019 and is currently producing over 3,000 Mcfe per day out of the 2.4 Sec zone. The Company plans to complete the 3.4 sec zone in the future.

Mississippi Canyon 800 Gladden Deep Prospect (operated, deepwater, in JV Drilling Program): On June 5, 2019 W&T announced an oil discovery at its first exploration well in 2019 at Gladden Deep. W&T operated the well which is one of the 14 wells planned for the drilling program under the Monza JV. The Company owns a 17.25% interest in the discovery. Gladden Deep is located in approximately 3,000 feet of water and was drilled to a total measured depth of 18,324 feet and encountered 201 feet of net oil pay. The Company is currently completing the well and it is expected to be brought online through the existing Gladden pipeline to the Medusa spar in the fourth quarter of 2019 via a sub-sea tie back.

Gulf of Mexico Lease Sale 252: The Company was awarded all 15 of the blocks on which it was the apparent high bidder in the recent Gulf of Mexico Lease Sale 252 and included eight deepwater and seven shallow water blocks. These blocks include Garden Banks 173, Green Canyon blocks 3, 46, 47, 49, 91 and 92 and Mississippi Canyon 244 in the deepwater and Eugene Island blocks 357, 378, 393, 395, 396, Main Pass 286, and South Marsh 205 in the shallow water.

These 15 blocks added approximately 73,500 gross acres to W&T’s inventory. The Company paid approximately $3.5 million for all of the awarded leases combined, which reflects a 100% working interest in the acreage. All of the blocks have a five-year lease term, with the exception of one of the deepwater blocks which has a seven-year lease term. The royalty rate for eight of the blocks is 12.5%, and the remaining seven leases are at a rate of 18.75%. Of the 30 companies participating in the lease sale, W&T ranked fourth in the number of apparent high bids.

Third Quarter 2019 Production and Expense Guidance

The guidance for the third quarter and full year 2019 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

	Third Quarter	Full Year
Production	2019	2019

Oil and NGL's (MMBbls)	2.1 - 2.3	8.0 - 8.9

Natural Gas (Bcf)	8.7 - 9.7	37.0 - 39.0

Total (MMBoe)	3.55 - 3.91	14.2 - 15.4

Total (Boepd)	38,600 - 42,500	38,900 - 42,200

Operating Expenses	Third Quarter	Full Year
($ in millions)	2019	2019

Lease Operating Expenses	$56 - $62	$192 - $204

Gathering, Transportation & Production Taxes	$9 - 10	$32 - $35

General and Administrative	$16 - $18	$59 - $62

Income tax rate		0%(1)

(1)	This excludes the second quarter 2019 non-cash tax benefit

Conference Call Information: W&T will hold a conference call to discuss its financial and operational results on Thursday, August 1, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 564-1117. International parties may dial (409) 983-9704. The confirmation code is 9477415. This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Events Calendar.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 47 producing fields in federal and state waters and has under lease approximately 710,000 gross acres, including approximately 490,000 gross acres on the Gulf of Mexico Shelf and approximately 220,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports. We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018

Revenues:
Oil	109,195	86,703	116,618	195,898	213,924
NGLs	4,640	6,448	8,734	11,088	18,394
Natural gas	19,567	21,838	22,977	41,405	48,844
Other	1,299	1,091	1,283	2,390	2,663
Total revenues	$134,701	$116,080	$149,612	$250,781	$283,825

Operating costs and expenses:
Lease operating expenses	40,341	43,456	35,582	83,797	72,425
Gathering, transportation costs and production taxes	7,385	6,839	5,367	14,224	10,879
Depreciation, depletion, amortization and accretion	38,073	33,766	39,757	71,839	77,838
General and administrative expenses	13,328	14,109	14,220	27,437	29,258
Derivative (gain) loss	(1,805)	48,886	6,219	47,081	6,219
Total costs and expenses	97,322	147,056	101,145	244,378	196,619
Operating income (loss)	37,379	(30,976)	48,467	6,403	87,206

Interest expense, net	12,207	16,282	11,786	28,489	22,748
Other expense, net	478	331	486	809	514
Income (loss) before income tax (benefit) expense	24,694	(47,589)	36,195	(22,895)	63,944
Income tax (benefit) expense	(11,695)	172	112	(11,523)	221
Net income (loss)	$36,389	$(47,761)	$36,083	$(11,372)	$63,723

Basic and diluted earnings (loss) per common share	$0.25	$(0.34)	$0.25	$(0.08)	$0.44

Weighted average common shares outstanding	140,567	140,462	138,929	140,507	138,892

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Net sales volumes:
Oil (MBbls)	1,683	1,478	1,738	3,161	3,295
NGL (MBbls)	264	309	316	573	667
Oil and NGLs (MBbls)	1,947	1,787	2,055	3,734	3,962
Natural gas (MMcf)	7,450	7,288	8,186	14,738	16,709
Total oil and natural gas (MBoe) (1)	3,189	3,001	3,419	6,190	6,747

Average daily equivalent sales (Boe/d)	35.0	33.3	37.6	34.2	37.3

Average realized sales prices:
Oil ($/Bbl)	$64.86	$58.66	$67.09	$61.96	$64.93
NGLs ($/Bbl)	17.59	20.88	27.61	19.36	27.57
Oil and NGLs ($/Bbl)	58.46	52.13	61.01	55.43	58.64
Natural gas ($/Mcf)	2.63	3.00	2.81	2.81	2.92
Barrel of oil equivalent ($/Boe)	41.83	38.31	43.38	40.13	41.67

Average per Boe ($/Boe):
Lease operating expenses	$12.65	$14.58	$10.41	$13.54	$10.73
Gathering and transportation costs and production taxes	2.32	2.28	1.57	2.30	1.61
Depreciation, depletion, amortization and accretion	11.94	11.25	11.63	11.61	11.54
General and administrative expenses	4.18	4.70	4.16	4.43	4.34

(1) MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$65,709	$33,293
Receivables:
Oil and natural gas sales	41,812	47,804
Joint interest, net	38,756	14,634
Income taxes	54,116	54,076
Total receivables	134,684	116,514
Prepaid expenses and other assets	53,101	76,406
Total current assets	253,494	226,213

Property and equipment	8,261,727	8,190,099
Less accumulated depreciation, depletion and amortization	7,737,215	7,674,678
Net property and equipment	524,512	515,421
Restricted deposits for asset retirement obligations	16,220	15,685
Other assets	73,577	91,547
Total assets	$867,803	$848,866

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$97,893	$82,067
Undistributed oil and natural gas proceeds	27,118	28,995
Advances from joint interest partners	39,154	20,627
Asset retirement obligations	26,335	24,994
Accrued liabilities	19,494	29,611
Total current liabilities	209,994	186,294

Long-term debt	634,415	633,535
Asset retirement obligations, less current portion	296,996	285,143
Other liabilities	61,385	68,690
Commitments and contingencies	-	-
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 143,560 issued and 140,690 outstanding on June 30, 2019 and 143,513 issued and 140,644 outstanding on December 31, 2018	1	1
Additional paid-in capital	546,886	545,705
Retained deficit	(857,707)	(846,335)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(334,987)	(324,796)
Total liabilities and shareholders’ deficit	$867,803	$848,866

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
Operating activities:
Net income (loss)	$36,389	$(47,761)	$36,083	$(11,372)	$63,723
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	38,073	33,766	39,757	71,839	77,838
Amortization of debt items and other items	1,333	1,152	660	2,485	1,126
Share-based compensation	1,259	(78)	1,215	1,181	2,434
Derivative (gain) loss	(1,805)	48,886	6,219	47,081	6,219
Derivatives cash receipts (payments), net	844	11,948	(1,149)	12,792	(1,149)
Deferred income taxes	(11,695)	172	112	(11,523)	221
Changes in operating assets and liabilities:
Oil and natural gas receivables	(504)	6,496	(7,131)	5,992	(6,630)
Joint interest receivables	(21,176)	(2,986)	(1,668)	(24,162)	251
Prepaid expenses and other assets	(3,865)	(4,269)	(7,932)	(8,134)	(14,323)
Asset retirement obligation settlements	(2,387)	(254)	(5,102)	(2,641)	(12,124)
Cash advances from JV partners	(26,117)	44,644	(22,952)	18,527	(3,805)
Accounts payable, accrued liabilities and other	11,122	(6,871)	2,099	4,251	1,411
Net cash provided by operating activities	21,471	84,845	40,211	106,316	115,192

Investing activities:
Investment in oil and natural gas properties and equipment	(31,568)	(31,581)	(22,862)	(63,149)	(61,133)
Deposit/acquisition of property interest	(10,000)	-	(13,617)	(10,000)	(16,617)
Net cash used in investing activities	(41,568)	(31,581)	(36,479)	(73,149)	(77,750)

Financing activities:
Payment of interest on 1.5 Lien Term Loan	-	-	(2,057)	-	(4,114)
Payment of interest on 2nd Lien PIK Toggle Notes	-	-	(2,920)	-	(2,920)
Debt issuance costs and other	(310)	(441)	(26)	(751)	(26)
Net cash used in financing activities	(310)	(441)	(5,003)	(751)	(7,060)
(Decrease) increase in cash and cash equivalents	(20,407)	52,823	(1,271)	32,416	30,382
Cash and cash equivalents, beginning of period	86,116	33,293	130,711	33,293	99,058
Cash and cash equivalents, end of period	$65,709	$86,116	$129,440	$65,709	$129,440

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative
As of July 31, 2019

Crude Oil
Quarter	Instrument	Volume	Average
		Bbl/d	Floor	Ceiling
3Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

4Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

1Q20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

Apr-May'20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA” and “Adjusted EBITDA.” Our management uses these non-GAAP financial measures in its analysis of our performance. In addition, Adjusted EBITDA is a key metric used to determine our incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted Net Income

The Company defines “Adjusted Net Income” as net income excluding any impacts related to unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, and penalties, litigaton and related interest. W&T believes the presentation of Adjusted Net Income is useful to our investors as it provides a metric of profit or loss excluding the impact of items that, either due to timing or amount, cannot be reasonably estimated and affect the comparability of profit or loss from current period to prior period.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
	(In thousands, except per share amounts)
	(Unaudited)
Net income (loss)	$36,389	$(47,761)	$36,083	$(11,372)	$63,723
Unrealized commodity derivative (gain) loss	(3,839)	50,459	5,070	46,621	5,070
Amortization of derivative premium	3,888	3,845	-	7,733	-
Bad debt reserve	18	120	201	138	543
Penalties, litigation and related interest	-	-	579	-	579
Adjusted Net Income	$36,456	$6,663	$41,933	$43,120	$69,915
Basic and diluted adjusted earnings per common share	$0.25	$0.05	$0.29	$0.30	$0.48

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define EBITDA as net income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion.  Adjusted EBITDA excludes the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, and civil penalties and other litigation.  We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures.  We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures.  EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies.  In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2019	2019	2018	2019	2018
	(In thousands)
	(Unaudited)
Net income (loss)	$36,389	$(47,761)	$36,083	$(11,372)	$63,723
Income tax (benefit) expense	(11,695)	172	112	(11,523)	221
Net interest expense	12,207	16,282	12,272	28,489	23,262
Depreciation, depletion, amortization and accretion	38,073	33,766	39,757	71,839	77,838
EBITDA	74,974	2,459	88,224	77,433	165,044
Adjustments:
Unrealized commodity derivative (gain) loss	(3,839)	50,459	5,070	46,621	5,070
Amortization of derivative premium	3,888	3,845	-	7,733	-
Bad debt reserve	18	120	201	138	543
Civil penalties and other litigation	-	-	(194)	-	(194)
Adjusted EBITDA	$75,041	$56,883	$93,301	$131,925	$170,463
Adjusted EBITDA Margin	56%	49%	62%	53%	60%

CONTACT: Al Petrie
Investor Relations Coordinator
apetrie@wtoffshore.com
713-297-8024

Janet Yang
EVP & CFO
investorrelations@wtoffshore.com
713-624-7326

Source: W&T Offshore, Inc.